                                                       As Filed Pursuant to Rule
                                                     424(b)(4) Reg No# 333-59251

                                   SUPPLEMENT
                                       TO
                        PROSPECTUS DATED NOVEMBER 4, 1999
                                14,100 SHARES OF
                             KEYSTONE PROPERTY TRUST
                                  COMMON STOCK
                                $0.001 PAR VALUE

                  An aggregate 14,100 shares of the Company's Common Stock were sold on November 29, 1999 at a price of $15.375 per share by the CRA Realty Shares Portfolio (the "selling security holder") as indicated in the table "Selling Security Holders" in this Supplement

                  All of the 14,100 shares of Common Stock described above were sold by the selling security holder. The selling security holder has resold or will resell such shares in the manner described under the "Method of Sale"
section in the Prospectus of which this Supplement forms a part. Any compensation in the form of discounts, fees or commissions and any profits on the sales of such shares may be deemed underwriting discounts or commissions.

                            SELLING SECURITY HOLDERS

         Sales of our Common Shares registered in the Prospectus must (i) be accompanied by a copy of the Prospectus, together with the applicable prospectus supplement or (ii) be effected through an exemption from registration, such as pursuant to Rule 144 under the Securities Act.

         The following table lists (i) the selling security holders who may offer our Common Shares from time to time pursuant to the Prospectus, (ii) the number of Common Shares of each selling security holder, the offer and sale of which is to be registered on behalf of each selling security holder pursuant to the Prospectus (the "Registered Shares"). We registered the Registered Shares in order to permit secondary trading of the Registered Shares, and the selling security holder may offer Registered Shares for resale from time to time. See the section "Method of Sale" in the Prospectus.

NAME                                          SHARES OWNED AND WHICH MAY BE SOLD
Morgan Stanley Real Estate
    Special Situations, Inc.(1)                                           44,320
Morgan Stanley Real Estate Special Situations
   Investors, L.P. (1)                                                    17,013
The Morgan Stanley Real Estate Special Situations
   Fund I, L.P. (1)                                                      200,000
The Morgan Stanley Real Estate Special Situations
Fund II, L.P. (1)                                                        266,667
Stichting Bedrijfspensioenfonds Voor De
Metaalnijverheid(1)                                                      132,000
Stichting Pensioenfonds ABP(1)                                           198,000
MS Special Funds Pte Ltd(1)                                              132,000
BellSouth Corp.(2)                                                        34,051
IBM Retirement Fund(2)                                                    20,000
PA State Employees Retirement System(2)                                   23,000
TRW Investment Mgt.(2)(3)                                                 25,000

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(1) Morgan Stanley Asset Management inc. acts as investment advisor to the accounts that beneficially own these Common Shares.
(2) CRA Real Estate Securities acts as investment advisor to the accounts that beneficially own these Common Shares.
(3) TRW Investment Mgt. transferred all of it's 25,000 shares to CRA Realty Shares Portfolio, in the nominee name Hare & Co. on December 29,1998. CRA Realty Shares Portfolio is selling 14,100 of such shares pursuant to this Prospectus Supplement.

         Each of the selling security holders purchased its Common Shares in a private placement of securities on July 9, 1998. Under Registration Rights Agreements, dated as of July 9, 1998, we agreed to register the Common Shares which they purchased in the private placement and the selling security holders agreed not to sell such shares for a period of one year from the date of such Registration Rights Agreements.

         Since the selling security holders may sell all, some or none of their Common Shares, we cannot estimate the actual number of shares which will be offered pursuant to this Prospectus.

         We have agreed to indemnify the selling security holders against certain liabilities. See "Method of Sale" in the Prospectus.







                            ------------------------

           The date of this Prospectus Supplement is November 29, 1999


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